Exhibit 10.1

Tempest Therapeutics, Inc.

2000 Sierra Point Parkway, Suite 400

Brisbane, CA 94005

September 15, 2023

Via Email Only

[Redacted]

Tom Dubensky, Ph.D.

RE: SEPARATION AND CONSULTING AGREEMENT

Dear Tom:

This letter sets forth the substance of the separation and consulting agreement (the “Agreement”) that Tempest Therapeutics, Inc. (the “Company”) is offering to you to aid in your employment transition.

1.
Separation. Your last day of work with the Company and your employment termination date will be September 15, 2023 (the “Separation Date”).
2.
Accrued Salary and Paid Time Off. On the Separation Date, the Company will pay you all accrued salary earned through the Separation Date, subject to standard payroll deductions and withholdings. You are entitled to this payment by law. Because you are part of the Company’s nonaccrual PTO policy for certain executives, you do not have any accrued vacation or other paid time off and thus will not be paid out for any accrued vacation or other paid time off.
3.
Health Insurance. Unless you follow the procedures set forth in this paragraph, your participation in the Company’s group health insurance plan will end on the last day of the month in which the Separation Date occurs. To the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense following the Separation Date after the period set forth in Exhibit A. Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish. You will be provided with a separate notice describing your rights and obligations under COBRA and a form for electing COBRA coverage.
4.
Consulting Period. If you sign and do not revoke this Agreement, then as a severance benefit, the Company will retain you as a consultant under the terms specified below. The consulting relationship will commence on the Separation Date and continue through December 31, 2023, unless terminated earlier pursuant to the terms set forth below or extended by mutual written agreement (the “Consulting Period”). You acknowledge and agree that prior to entering into this Agreement, the Company is under no obligation to retain your services as a consultant after the Separation Date and therefore this Consulting Period constitutes sufficient consideration for your obligations as specified herein.
a.
Consulting Services. During the Consulting Period, you will use your best efforts to provide consulting services as may be requested by the Company in the areas of your experience and expertise in exchange for certain fees as set forth in more detail on Exhibit A (the “Consulting Services”). The Company anticipates that you will provide services at the request of, and subject to the direction of, the Company’s President & CEO.
b.
Provision of Consulting Services. You agree to exercise the highest degree of professionalism and utilize your expertise and creative talents in performing these services. You shall abide by the Company’s applicable policies and procedures during the Consulting Period.
c.
Equity Awards. Because your service as an employee and a consultant will be continuous, your termination of employment will not constitute a termination of service for purposes of the Company’s applicable stock or equity plan (the “Plan”). Thus, vesting of your outstanding stock options and other equity awards (the “Equity Awards”) will not cease as of the Separation Date and will continue for the duration of the Consulting Period. Your Equity Awards shall continue to be governed by the Plan and all applicable grant notices and agreements. As set forth therein, you will have a set number of days following the end of the Consulting Period to exercise shares.
d.
Independent Contractor Relationship. During the Consulting Period, your relationship with the Company will be that of an independent contractor, and nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship after the Separation Date. Except as expressly provided in this Agreement, you will not be entitled to, and will not receive, any benefits which the Company may make available to its employees, including but not limited to, group health or life insurance, profit-sharing or retirement benefits.
e.
Taxes and Withholding. As an independent contractor, the Company will not withhold from the Consulting Fees any amount for taxes, social security or other payroll deductions. The Company will issue you a Form 1099 with respect to your Consulting Fees. You acknowledge that you will be entirely responsible for payment of any such taxes, and you hereby indemnify, defend and save harmless the Company, and its officers and directors in their individual capacity, from any liability for any taxes, penalties or interest that may be assessed by any taxing authority with respect to all compensation you receive under this Agreement, with the exception of the employer’s share of social security, if any. Any compensation relating to your time as an employee of the Company shall be subject to withholdings and the Company will issue you a W-2 for such income.
f.
Limitations on Authority. During the Consulting Period, you will have no responsibilities or authority as a consultant to the Company other than as provided above. You will have no authority to bind the Company to any contractual obligations, whether written, oral or implied, except with the prior written authorization of an officer of the Company. You agree not to represent or purport to represent the Company in any manner whatsoever to any third party unless authorized in advance by the Company, in writing, to do so.
g.
Confidential Information and Inventions. You agree that, during the Consulting Period and thereafter, you will not use or disclose, in any manner that is not authorized by the Company or essential to your performance of specifically requested Consulting Services, any confidential or proprietary information or materials of the Company that you obtain or develop in the course of performing the Consulting Services. Any and all work product you create in the course of performing the Consulting Services will be the sole and exclusive property of the Company. As set forth in your At-will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement dated October 24, 2017 (the “PIIA”) with the Company, and subject to the limitations set forth therein, you hereby assign to the Company all right, title, and interest in all inventions, techniques, processes, materials, and other intellectual property developed in the course of performing the Consulting Services. You further acknowledge and reaffirm your continuing obligations, both during the Consulting Period and thereafter (as applicable), under the PIIA entered into between you and the Company, a copy of which is attached hereto as Exhibit B and incorporated herein by reference.
h.
Other Work Activities. Throughout the Consulting Period, you shall have the right to engage in employment, consulting, or other work relationships in addition to your work for the Company. The Company will make arrangements to enable you to perform your work for the Company at such times and in such a manner so that it will not unreasonably interfere with other activities in which you may engage. In order to protect the trade secrets and confidential and proprietary information of the Company, you agree that, during the Consulting Period, you will notify the Company in writing, and obtain the Company’s written consent, before you obtain employment with, or perform competitive work for, any business entity that is competitive with the Company, or engage in any other work activity, or preparation for work activity, competitive with the Company.
i.
Termination of Consulting Period. The Consulting Period shall end on the earliest to occur of the following:
i.
December 31, 2023, unless the Consulting Period is extended by mutual written agreement by both you and the Company; or
ii.
Thirty (30) days after you provide written notice that you are terminating the Consulting Period for any reason; or
iii.
Immediately upon the Company’s written notice to you that you have breached any of your obligations hereunder or have breached any of your obligations under the PIIA.

If the Consulting Period ends pursuant to Section 4(i)(ii) or (iii), you will be entitled to all Consulting Fees (or pro rata portion thereof) and equity vesting earned through the last date that you provide Consulting Services, but you shall not receive any Consulting Fees or compensation through December 15, 2023.

5.
Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you have not earned and will not receive from the Company any additional compensation (including base salary, bonus, incentive compensation, or equity), severance, or benefits before or after the Separation Date, with the exception of any vested right you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account) or any vested stock options.

6.
Expense Reimbursements. You agree that, within thirty (30) days after the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.
7.
Return of Company Property. You agree that, within 45 days of the expiration or earlier termination of this Agreement, you will return to the Company all Company documents (and all copies thereof) and other Company property in your possession or control, including, but not limited to, Company files, notes, drawings, records, plans, forecasts, reports, studies, analyses, proposals, agreements, drafts, financial and operational information, research and development information, sales and marketing information, customer lists, prospect information, pipeline reports, sales reports, personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computing and electronic devices, mobile telephones, servers), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions and embodiments thereof in whole or in part). You agree that you will make a diligent search to locate any such documents, property and information by the close of business on the Separation Date or as soon as possible thereafter. If you have used any personally owned computer or other electronic device, server, or e-mail system to receive, store, review, prepare or transmit any Company confidential or proprietary data, materials or information, within ten (10) days after the expiration or earlier termination of this Agreement, you shall provide the Company with a computer-useable copy of such information and then permanently delete and expunge such Company confidential or proprietary information from those systems; and you agree to provide the Company access to your system as requested to verify that the necessary copying and/or deletion is completed. Your timely compliance with this paragraph is a condition to your receipt of the severance benefits provided under this Agreement. Notwithstanding the foregoing, you may retain any Company property, documents, or information necessary to provide your Consulting Services hereunder and must return any such retained property upon termination of the Consulting Period.
8.
Non-disparagement. You agree not to disparage the Company, its officers, directors, employees, shareholders, parents, subsidiaries, affiliates, and agents, in any manner likely to be harmful to its or their business, business reputation, or personal reputation; provided that you may respond accurately and fully to any request for information if required by legal process or in connection with a government investigation. In addition, nothing in this provision or this Agreement is intended to prohibit or restrain you in any manner from making disclosures protected under the whistleblower provisions of federal or state law or regulation or other applicable law or regulation, nor prevent you from disclosing information about unlawful acts in the workplace, including, but not limited to, sexual harassment.
9.
Reserved.
10.
No Voluntary Adverse Action. You agree that you will not voluntarily (except in response to legal compulsion or as permitted under the Protected Activities section below) assist any person in bringing or pursuing any proposed or pending litigation, arbitration, administrative claim or other formal proceeding against the Company, its parent or subsidiary entities, affiliates, officers, directors, employees or agents.
11.
Cooperation. You agree to cooperate fully with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of your employment by the Company. Such cooperation includes, without limitation, making yourself available to the Company upon reasonable notice, without subpoena, to provide complete, truthful and accurate information in witness interviews, depositions, and trial testimony. The Company will reimburse you for reasonable out-of-pocket expenses you incur in connection with any such cooperation (excluding foregone wages) and will make reasonable efforts to accommodate your scheduling needs.
12.
No Admissions. You understand and agree that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by the Company to you or to any other person, and that the Company makes no such admission.
13.
Release of Claims. In exchange for the consideration provided to you under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company, and its affiliated, related, parent and subsidiary entities, and its and their current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns from any and all claims, liabilities, demands, causes of action, and obligations, both known and unknown, arising from or in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date you sign this Agreement. This general release includes, but is not limited to: (a) all claims arising from or in any way related to your employment with the Company or the termination of that employment; (b) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership, equity, or profits interests in the Company; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the California Labor Code (as amended), the California Family Rights Act, the Age Discrimination in Employment Act (“ADEA”) and the California Fair Employment and Housing Act (as amended). Notwithstanding the foregoing, you are not releasing the Company hereby from: (i) any obligation to indemnify you pursuant to the Articles and Bylaws of the Company, any valid fully executed indemnification agreement with the Company, applicable law, or applicable directors and officers liability insurance; (ii) any claims that cannot be waived by law; or (iii) any claims for breach of this Agreement.
14.
ADEA Release. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you have under the ADEA, and that the consideration given for the waiver and releases you have given in this Agreement is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised, as required by the

ADEA, that: (a) your waiver and release does not apply to any rights or claims arising after the date you sign this Agreement; (b) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (c) you have twenty-one (21) days to consider this Agreement (although you may choose voluntarily to sign it sooner); (d) you have seven (7) days following the date you sign this Agreement to revoke this Agreement (in a written revocation sent to the Company); and (e) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after you sign this Agreement provided that you do not revoke it (the “Effective Date”).
15.
Section 1542 Waiver. In giving the release herein, which includes claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code, which reads as follows:

“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

You hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to your release of claims herein, including but not limited to your release of unknown claims.

16.
Protected Rights. You understand that nothing in this Agreement limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the California Department of Fair Employment and Housing, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). You further understand this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you understand and agree that, to maximum extent permitted by law, you are otherwise waiving any and all rights you may have to individual relief based on any claims that you have released and any rights you have waived by signing this Agreement.
17.
Representations. You hereby represent that you have: been paid all compensation owed and for all hours worked; received all leave and leave benefits and protections for which you are eligible pursuant to the Family and Medical Leave Act, the California Family Rights Act, or otherwise; and not suffered any on-the-job injury for which you have not already filed a workers’ compensation claim.
18.
Dispute Resolution. You and the Company agree that any and all disputes, claims, or controversies of any nature whatsoever arising from, or relating to, this Agreement or its interpretation, enforcement, breach, performance or execution, your employment or the termination of such employment, your consulting relationship or the termination of such consulting relationship (including, but not limited to, any statutory claims) (collectively, “Claims”, each a

“Claim”), shall be resolved, pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, and to the fullest extent permitted by law, by final, binding and confidential arbitration in San Francisco, California (or another mutually acceptable location) conducted before a single neutral arbitrator by JAMS, Inc. (“JAMS”) or its successor, under the then applicable JAMS Arbitration Rules and Procedures for Employment Disputes (available at http://www.jamsadr.com/rules-employment-arbitration/). By agreeing to this arbitration procedure, both you and the Company waive the right to have any Claim resolved through a trial by jury or judge or an administrative proceeding. You will have the right to be represented by legal counsel at any arbitration proceeding, at your own expense. This paragraph shall not apply to any action or claim that cannot be subject to mandatory arbitration as a matter of law, including, without limitation, claims brought pursuant to the California Private Attorneys General Act of 2004, as amended, to the extent such claims are not permitted by applicable law to be submitted to mandatory arbitration and the applicable law(s) are not preempted by the Federal Arbitration Act or otherwise invalid (collectively, the “Excluded Claims”). In the event you intend to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be publicly filed with a court, while any other claims will remain subject to mandatory arbitration. The arbitrator shall have sole authority for determining if a Claim is subject to arbitration, and any other procedural questions related to the dispute and bearing on the final disposition. In addition, the arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The Company shall pay all JAMS arbitration fees. Nothing in this Agreement shall prevent you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.
19.
Miscellaneous. This Agreement, including Exhibit A, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to its subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable to the fullest extent permitted by law, consistent with the intent of the parties. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California without regard to conflict of laws principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach. This Agreement may be executed in counterparts and electronic or facsimile signatures will suffice as original signatures.

If this Agreement is acceptable to you, please sign below and return the original to me. You agree you have been offered at least twenty-one (21) calendar days to decide whether to accept this Agreement, and that you may choose to waive that period and sign earlier at your discretion. The Company’s offer contained herein will automatically expire if you do not sign and return it by October 6, 2023.

We wish you the best in your future endeavors.

Sincerely,

By: /s/ Stephen Brady

Stephen Brady

Chief Executive Officer

I have read, understand and agree fully to the foregoing Agreement:

/s/ Tom Dubensky

Tom Dubensky, Ph.D.

9/13/2023

Date

Exhibit A

SERVICES AND COMPENSATION

1.
Services. Consultant will render to the Company the following “Services:”
a.
Attend the remaining Project Team (PTM) and TREX Team meetings for the month of September, and as requested by the Company from time to time, additional meetings thereafter during the Term and if reasonably possible given Consultant’s schedule;
b.
As requested by the Company and if reasonably possible given Consultant’s schedule, participate in investor and/or business development meetings;
c.
Be reasonably available for ad hoc discussions on a variety of topics, such as intellectual property, strategic matters, and program plans; and
d.
Miscellaneous advisory Services as reasonably requested by the Company.

The manner and means that Consultant chooses to complete the Services are in Consultant’s sole discretion and control. Consultant agrees to provide Consultant’s own equipment, tools, and other materials at Consultant’s own expense; however, the Company will make its facilities and equipment available to Consultant as appropriate.

2.
Compensation.
a.
The Company will pay Consultant a consulting fee as follows:
i.
A retainer of $8,000 for the period from the date of this Agreement and ending on October 15;
ii.
For the balance of the Term, $500 per hour for Services rendered as requested by the Company; provided, that Consultant shall not incur more than five (5) hours per week with respect to providing the Services without the Company’s prior written consent; and
iii.
Reimbursement of monthly COBRA coverage up to a maximum of $4,500 per month for the months of October, November and December 2023.
b.
The Company will reimburse Consultant for all reasonable travel and out-of-pocket expenses incurred by Consultant in performing the Services pursuant to this Agreement, provided that Consultant receives written consent from the Company’s Chief Executive Officer, President or other senior executive officer prior to incurring such expenses and submits receipts for such expenses to the Company in accordance with Company policy.
c.
Consultant shall submit to Company all statements for expenses incurred and Services performed on a monthly basis in a form prescribed by the Company.

Payment of undisputed amounts set forth in such invoices shall be due within thirty (30) days of the Company’s receipt thereof.